FNBH BANCORP, INC.

Date Submitted: August 17, 2007 NASDAQ Symbol: FNHM	Contact:	Janice B. Trouba Senior Vice President and Chief Financial Officer (517)545-2213

FIRST NATIONAL BANK APPOINTS JAMES R. McAULIFFE PRESIDENT/CEO

Howell, Mich., August 17, 2007—James R. McAuliffe, Board Member of FNBH Bancorp, Inc., the holding company for First National Bank, headquartered in Howell, Michigan, has been appointed President/CEO of First National Bank effective today.

Mr. McAuliffe replaces Steven T. Walsh, who resigned for personal reasons. The announcement was made by W. Rickard Scofield, Chairman of FNBH Bancorp, Inc.

Mr. McAuliffe is the former President/CEO of Citizens Insurance, a regional Property & Casualty Insurance company, and a wholly owned subsidiary of the Hanover Insurance Company. He served in that position from 1994 until he retired in 2000. He has been a Director of FNBH Bancorp since 1998 and is a member of the Board’s Audit and Executive Committees. In addition, he chairs the Bank’s Finance Committee.

“Jim has been a tremendous asset to our board and his unwavering commitment has been instrumental to the success of our bank,” Scofield said. “With his experience in leadership positions, including serving as President/CEO of a regional corporation, combined with his financial background and technical knowledge, Jim is prepared to be immediately proactive to the issues, challenges and opportunities we face.”

First National Bank, a financial services company headquartered in Howell, Michigan, is a full-service bank offering retail and commercial services, and investment management. First National Bank, with assets over $449 million, has been the community bank for Livingston County since 1884 and has nine branches throughout the county. The Company’s stock is traded on the NASDAQ Bulletin Board under the symbol FNHM. Purchases can be made by calling Howe Barnes Hoefer & Arnett at 1-800-800-469l; Monroe Securities, Inc. at 312-327-2535; Hill, Thompson, Magid & Co., Inc. at 1-866-291-6316 or Stifel, Nicolaus & Co., Inc. at 1-800-676-0477.

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